POWER OF ATTORNEY

     The undersigned hereby constitute and appoint Margaret W. Chambers, Marie E. Connolly, Christopher J. Kelley, Kathleen K. Morrisey, Michael S. Petrucelli, Stephanie Pierce and Elba Vasquez, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to the Registration Statement of Dreyfus Liquid Assets, Inc. (including post-effective amendments and amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



/s/ Joseph S. DiMartino                           June 15, 1998
Joseph S. DiMartino


/s/ Lucy Wilson Benson                            June 15, 1998
Lucy Wilson Benson


/s/ David W. Burke                                June 15, 1998
David W. Burke


/s/ Martin D. Fife                                June 15, 1998
Martin D. Fife


/s/ Whitney I. Gerard                             June 15, 1998
Whitney I. Gerard


/s/ Robert R. Glauber                             June 15, 1998
Robert R. Glauber


/s/ Arthur A. Hartman                             June 15, 1998
Arthur A. Hartman


/s/ George L. Perry                               June 15, 1998
George L. Perry


/s/ Paul D. Wolfowitz                             June 15, 1998
Paul D. Wolfowitz